Exhibit 24(b)8(m)

Amendment to Fund Participation Agreement

Thrivent Financial for Lutherans (the “Company”), on its behalf and on behalf of certain segregated asset accounts (“Accounts”) of the Company and Janus Aspen Series (the “Fund”), have previously entered into a Fund Participation Agreement dated June 29, 2017, (the “Agreement”). The parties now desire to amend the Agreement by this amendment (the “Amendment”).

Except as modified hereby, all other terms and conditions of the Agreement shall remain in full force and effect. Unless otherwise indicated, the terms defined in the Agreement shall have the same meaning in this Amendment.

A M E N D M E N T

For good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree to amend the Agreement as follows:

1.	Any references to “Shares” in the Agreement shall mean the Service Shares and Institutional Shares of each of the Portfolios.

2.	Schedule B of the Agreement is deleted and replaced in its entirety with the Schedule B attached hereto.

Except as modified herein, all other terms and conditions of the Agreement remain in full force and effect.

This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original.

IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Amendment as of June 3rd, 2020.

JANUS ASPEN SERIES	THRIVENT FINANCIAL FOR LUTHERANS

By: _______________________________	By: _______________________________
Name: Kathryn Santoro	Name: Lisa J. Flanary
Title: Vice President	Title: SVP, Chief Growth Officer

Schedule B

List of Portfolios

Name of Portfolio

All Portfolios of Service Shares and Institutional Shares of Janus Aspen Series open to new investors (as set forth in the current prospectus of Janus Aspen Series).